847 Putnam Minnesota Tax Exempt Income Fund
5/31/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	(000s omitted)

Class A	4,753
Class B	1,671

72DD2	(000s omitted)

Class M	57

73A1

Class A	0.3879
Class B	0.3286

73A2

Class M	0.3610

74U1	(000s omitted)

Class A	12,461
Class B	5,010

74U2	(000s omitted)

Class M	159

74V1

Class A	9.24
Class B	9.21

74V2

Class M	9.24